Forterra Announces Fourth Quarter and Full Year 2017 Results

Fourth Quarter Highlights

•	Organic sales growth of approximately 7% driven primarily by favorable weather

•	Average sales prices higher for both pipe and precast and ductile iron pipe products

•
Net income of $43.2 million includes a pre-tax benefit of a $45.4 million reduction in tax receivable agreement ("TRA") liability and a $15.2 million income tax benefit, due primarily to U.S. tax reform

•	Adjusted EBITDA[1] of $28.2 million, above the top-end of the guidance range

•	Quarter-end cash balance of $104.5 million and no outstanding balance on the revolver

Irving, TX - GLOBE NEWSWIRE - March 7, 2018 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter and full year ended December 31, 2017.

CEO Commentary
Forterra CEO Jeff Bradley commented, “Our results for the quarter came in above our guidance range on higher than anticipated sales growth due to favorable weather conditions that enabled us to ship products delayed by unfavorable weather in the third quarter and also to pull forward some shipments from the first quarter of 2018. While our earnings and margins were below 2016 levels, the year over year decline in our margins narrowed in the fourth quarter as a result of higher shipments, higher average selling prices and the benefit of cost savings initiatives that partially offset inflationary cost pressures.”

“While 2017 proved to be more challenging than we expected,” Mr. Bradley continued, “I am confident that our efforts over the last year have better positioned our company both strategically and operationally. We continue to evaluate portfolio enhancement opportunities in our Drainage segment

1 A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.

that will bolster our position in existing regions and optimize our geographic exposure to well-structured markets. We also see growth potential from our Bio Clean, structural products and other specialty precast products. We remain focused on capitalizing on our position as an industry leader and the strength of end-markets.”

Fourth Quarter 2017 Results
Fourth quarter 2017 net sales increased to $361.2 million, compared to $354.1 million in the prior year quarter. Net income for the quarter was $43.2 million, or $0.67 per share, compared to a net loss of $48.7 million, or a loss of $0.75 per share, in the prior year quarter. Adjusted EBITDA for the fourth quarter was $28.2 million, compared to $42.6 million in the prior year quarter.

Drainage Pipe & Products (“Drainage”) - Fourth Quarter 2017 Results
Drainage net sales increased to $204.6 million, compared to $176.8 million in the prior year quarter, including the benefit of $9.9 million of net sales from acquisitions. Net sales excluding acquisitions grew by approximately 10% due to growth in shipments and average sales prices for pipe and precast products as well as growth in sales in both structural products and Bio Clean products. The sales growth in the fourth quarter was due in part to the benefit of favorable weather conditions that facilitated the shipment of products delayed by unfavorable weather in the third quarter and the pull forward of some shipments from the first quarter of 2018.

Drainage gross profit was $35.4 million, compared to $31.1 million in the prior year quarter, resulting in a modest decline in the gross profit margin due to the impact of higher costs including labor, freight and raw materials not fully offset by higher average sales prices. Fourth quarter 2017 Drainage EBITDA and Adjusted EBITDA were $30.8 million and $31.4 million, respectively, compared to $11.7 million and $29.6 million, respectively, in the prior year quarter.

Water Pipe & Products (“Water”) - Fourth Quarter 2017 Results
Water net sales decreased to $156.6 million, compared to $177.3 million in the prior year quarter. The prior year quarter included $26.9 million in net sales associated with the U.S. concrete and steel pressure pipe assets that are not comparable to the 2017 period after the divestiture of the assets effective July 31, 2017. Excluding the impact of the divestiture, year over year sales grew by approximately 4% due primarily to higher shipments and higher average selling prices for ductile iron pipe products, partially offset by a decline in net sales of concrete and steel pressure pipe products in Canada.

Water gross profit in the fourth quarter was $22.0 million compared to $30.0 million in the prior year quarter. Fourth quarter 2017 Water EBITDA and Adjusted EBITDA of $16.7 million and $18.0 million, respectively, compared to $18.4 million and $24.9 million, respectively, in the prior year quarter. The decline in gross profit and Adjusted EBITDA was due to the impact of higher scrap costs for ductile iron pipe products that were not fully offset by an increase in average selling prices of products sold along with lower net sales of concrete pressure pipe products in Canada.

Corporate and Other (“Corporate”) - Fourth Quarter 2017 Results
Corporate EBITDA of $21.8 million and Adjusted EBITDA loss of $(21.1) million in Q4 2017 compared to EBITDA and Adjusted EBITDA loss of ($18.6) million and ($11.8) million, respectively, in the prior year quarter. Corporate EBITDA in Q4 2017 includes the benefit of a $45.4 million decline in the TRA liability due to the benefit of U.S. tax reform. The increase in the Adjusted EBITDA loss in Corporate is due primarily to higher run-rate costs in 2017 as compared to 2016 as well as higher professional fees including increased audit fees and external consultants associated with the Company’s Sarbanes-Oxley compliance and material weakness remediation work.

Full Year 2017 Results
Full year 2017 net sales increased to $1,580.4 million, compared to $1,364.0 million in the prior year including the benefit of $253.5 million of net sales from acquisitions, partially offset by $39.0 million in net sales in 2016 associated with the U.S. concrete and steel pressure pipe assets that are not comparable to the 2017 period after the divestiture of the assets effective July 31, 2017. Net sales excluding acquisitions and divestitures were essentially flat compared to the prior year with growth of approximately 3% in Drainage offsetting an approximately 3% decline in Water.

Net loss for the year was $2.1 million, or a loss of $0.03 per share, compared to a net loss of $7.6 million, or a loss of $0.23 per share, in the prior year due primarily to the pre-tax benefit of a $46.2 million reduction in the tax receivable agreement liability and a $40.7 million income tax benefit, due primarily to U.S. tax reform. Adjusted EBITDA for the year was $147.5 million, compared to $218.0 million in the prior year, attributable to higher costs including labor, freight and raw materials and lower average sales prices due to increased competition and higher costs in Corporate, including professional fees in support of initiatives, Sarbanes-Oxley compliance and material weakness remediation work.

Balance Sheet and Liquidity
On December 31, 2017, the Company had cash of $104.5 million and outstanding debt on its senior term loan of $1.2 billion. As of December 31, 2017, there was no outstanding balance on the Company's $300 million Revolver. The $63.4 million increase in cash in the fourth quarter, as compared to the third quarter of 2017, included the benefit of seasonal improvement in working capital.

Financial Outlook
The Company expects that the net loss for the first quarter of 2018 will range from $31 million to $28 million and Adjusted EBITDA will range from $8 million to $12 million, including a $10 million impact from operational costs, deferred shipments and lost sales associated with a major upgrade at the Bessemer, Alabama ductile iron pipe facility. This impact is expected to be largely offset by raw material savings and recovery of sales deferred in the first quarter over the balance of 2018. The first quarter guidance range incorporates the following key assumptions:

•	Lower anticipated net sales in both Drainage and Water as compared to the same period last year due to unfavorable weather and sales pulled forward in the fourth quarter of 2017

•
Lower expected EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin in Water, as compared to the same quarter last year, as a result of temporary downtime associated with the Bessemer project, which is expected to increase efficiency and quality, reduce input costs and expand margins; Q1 is also expected to be impacted by higher scrap costs as compared to the same period last year

•
Higher expected EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin in Drainage, as compared to the same quarter last year, with the benefit of 2017 cost saving initiatives mitigating the impact of expected cost inflation

•
Lower anticipated costs in the Corporate segment as compared to fourth quarter 2017, but higher than the longer term run-rate expectation of approximately $16 to $17 million per quarter due to the wrap-up of consulting support associated with Sarbanes-Oxley and material weakness remediation work

The Company expects full year 2018 net income, adjusted for the benefits associated with U.S. tax reform, Adjusted EBITDA and Adjusted EBITDA margin to improve as compared to 2017, reflecting the benefit of initiatives put in place to mitigate the impact of anticipated inflationary cost pressures, higher average prices of products sold and lower Corporate expenses.

Drainage - Key Financial and Operational Statistics:

($ in millions)	Fourth Quarter		Full Year

	Q4 2017	Q4 2016	2017	2016

Net Sales	$204.6	$176.8	$834.8	$728.9
Gross Profit	35.4	31.1	147.7	162.4
EBITDA	30.8	11.7	129.6	138.3
Adjusted EBITDA	$31.4	$29.6	$132.8	$158.7
Gross Profit Margin	17.3%	17.6%	17.7%	22.3%
Adjusted EBITDA Margin	15.3%	16.7%	15.9%	21.8%

Key Year over Year Performance Metrics:	Q4 2017		FY 2017

Organic Sales Growth - Total Drainage	10%		3%

Pipe & Precast Sales Growth (price and volume)	4%		1%
Other Sales Growth (specialty products including Bio Clean and structural)	6%		2%

Water - Key Financial and Operational Statistics:

($ in millions)	Fourth Quarter		Full Year

	Q4 2017	Q4 2016	2017	2016

Net Sales	$156.6	$177.3	$745.6	$632.6
Gross Profit	22.0	30.0	108.3	120.6
EBITDA	16.7	18.4	47.6	98.6
Adjusted EBITDA	$18.0	$24.9	$93.8	$114.0
Gross Profit Margin	14.0%	16.9%	14.5%	19.1%
Adjusted EBITDA Margin	11.5%	14.0%	12.6%	18.0%

Key Year over Year Performance Metrics:	Q4 2017		FY 2017

Organic Sales Growth - Total Water	4%		-3%

Ductile Iron Pipe Sales Growth (price and volume)	7%		0%
Other Sales Growth (fabrication, fittings and large diameter concrete pipe)	-3%		-3%

Key components of expected 2018 cash outflow requirements:

($ in millions)	Low	High
Capital Expenditures	$(40.0)	$(45.0)
TRA Payments, net of 2017 Tax Refund	(19.0)	(24.0)
Cash Interest	(60.0)	(65.0)
Principal Amortization	(12.0)	(12.0)
Working Capital	(10.0)	(20.0)
Total	$(141.0)	$(166.0)

Conference Call and Webcast Information
Forterra will host a conference call to review fourth quarter 2017 results on March 7, 2018 at 8:30 a.m. Eastern Time (7:30 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 9178619. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast that is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and storm water management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

FORTERRA, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	unaudited	unaudited
Net sales	$361,169	$354,111	$1,580,413	$1,363,962
Cost of goods sold	304,731	293,752	1,327,305	1,083,508
Gross profit	56,438	60,359	253,108	280,454
Selling, general & administrative expenses	(63,070)	(63,023)	(255,034)	(216,099)
Impairment and exit charges	(216)	(1,640)	(13,220)	(2,218)
Earnings from equity method investee	2,911	2,933	12,360	11,947
Loss on sale of property, plant and equipment, net	(357)	(20,954)	(2,107)	(21,274)
Other operating income, net	303	4,693	7,304	10,303
	(60,429)	(77,991)	(250,697)	(217,341)
Income (loss) from operations	(3,991)	(17,632)	2,411	63,113

Other income (expenses)
Interest expense	(13,206)	(51,163)	(59,408)	(125,048)
Change in tax receivable agreement liability	45,440	—	46,180	—
Other income (expense), net	(309)	547	(31,915)	(847)
Income (loss) before income taxes	27,934	(68,248)	(42,732)	(62,782)
Income tax benefit	15,224	23,106	40,672	51,692
Income (loss) from continuing operations	43,158	(45,142)	(2,060)	(11,090)

Discontinued operations, net of tax	$—	$(3,585)	$—	$3,484

Net income (loss)	$43,158	$(48,727)	$(2,060)	$(7,606)

Diluted income (loss) per share:
Continuing operations	$0.67	$(0.75)	$(0.03)	$(0.23)
Discontinued operations	$—	$(0.06)	$—	$0.07
Net income (loss)	$0.67	$(0.81)	$(0.03)	$(0.16)

Weighted average common shares outstanding:
Basic	63,824	59,985	63,801	49,053
Diluted	63,952	59,985	63,801	49,053

FORTERRA, INC.
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$104,534	$40,024
Receivables, net	192,654	201,481
Inventories	236,655	279,502
Prepaid expenses	5,381	6,417
Other current assets	27,059	5,179
Current assets held for sale	12,242	—
Total current assets	578,525	532,603
Non-current assets
Property, plant and equipment, net	412,572	452,914
Goodwill	496,141	491,447
Intangible assets, net	225,304	281,598
Investment in equity method investee	54,445	55,236
Other long-term assets	18,866	10,988
Non-current assets held for sale	25,385	—
Total assets	$1,811,238	$1,824,786
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$108,560	$134,059
Accrued liabilities	72,782	78,165
Deferred revenue	9,029	20,797
Current portion of long-term debt	12,510	10,500
Current portion of tax receivable agreement	34,601	4,000
Current liabilities held for sale	4,615	—
Total current liabilities	242,097	247,521
Non-current liabilities
Senior term loan	1,181,277	990,483
Revolving credit facility	—	95,064
Deferred tax liabilities	67,481	100,550
Deferred gain on sale-leaseback	75,743	78,215
Other long-term liabilities	29,187	23,253
Long-term tax receivable agreement	82,962	156,783
Total liabilities	1,678,747	1,691,869
Commitments and Contingencies
Equity
Common stock, $0.001 par value. 190,000 shares authorized; 64,231 and 63,924 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	18	18
Additional paid-in-capital	230,023	228,316
Accumulated other comprehensive loss	(5,098)	(5,025)
Retained deficit	(92,452)	(90,392)
Total shareholders' equity	132,491	132,917
Total liabilities and shareholders' equity	$1,811,238	$1,824,786

FORTERRA, INC.
Consolidated (Successor) / Combined (Predecessor) Statements of Cash Flows
(in thousands)

	Successor			Predecessor
			For the period from	For the period from
	Year ended December 31,	Year ended December 31,	March 14 to December 31,	January 1 to March 13,
	2017	2016	2015	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,060)	$(7,606)	$(82,786)	$(5,756)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation & amortization expense	115,659	99,873	32,930	6,894
Loss on business divestiture	32,278	—	—	—
(Gain) loss on disposal of property, plant and equipment	2,107	21,267	618	(122)
Amortization of debt discount and issuance costs	8,123	8,244	5,085	—
Stock-based compensation expense	3,696	252	—	—
Impairment on property, plant, and equipment and goodwill	10,551	—	1,088	27
Write-off of debt discount and issuance costs	—	22,385	—	—
Earnings from equity method investee	(12,360)	(11,947)	(8,429)	(67)
Distributions from equity method investee	13,150	13,000	8,542	—
Unrealized (gain) loss on derivative instruments, net	(5,251)	2,945	(8,331)	—
Unrealized foreign currency gains, net	(615)	(5,485)	6,940	(26)
Provision (recoveries) for doubtful accounts	2,947	(1,864)	1,377	(31)
Deferred taxes	(25,496)	(67,619)	(3,138)	2,749
Deferred rent	2,616	1,371	1,279	0
Other non-cash items	196	1,012	(13)	(1,736)
Change in assets and liabilities:
Receivables, net	(16,831)	16,852	28,900	(7,520)
Inventories	1,838	14,916	59,506	(20,160)
Other current assets	(23,436)	(6,412)	(2,153)	(855)
Accounts payable and accrued liabilities	(19,424)	(27,655)	72,422	(20,119)
Change in tax receivable agreement liability	(46,180)	—	—	—
Other assets & liabilities	826	3,396	7,580	(1,502)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	42,334	76,925	121,417	(48,224)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(52,514)	(54,289)	(14,705)	(2,762)
Proceeds from the sale of long-term assets	23,200	—	2,194	—
Assets and liabilities acquired, business combinations, net	(36,709)	(1,008,158)	(885,528)	—
NET CASH USED IN INVESTING ACTIVITIES	(66,023)	(1,062,447)	(898,039)	(2,762)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale-leaseback	—	216,280	—	—
Payment of debt issuance costs	(2,498)	(20,036)	(27,410)	—
Proceeds from issuance of common stock, net	—	303,805	—	—
Payments on senior and junior term loans	(12,008)	(1,300,536)	(5,366)	—
Proceeds from senior and junior term loans, net	200,000	1,593,150	730,404	—
Proceeds from revolver	194,000	398,611	45,619	—
Payments on revolver	(293,000)	(248,173)	(45,619)	—
Proceeds from settlement of derivatives	—	6,546	—	—
Capital contribution from Predecessor Parent, net	—	—	—	60,910
Capital contribution from parent	—	402,127	167,482	—
Payments for return of contributed capital	—	(363,582)	(42,513)	—
Other financing activities	(244)	(6,464)	(17)	(3)
NET CASH PROVIDED BY FINANCING ACTIVITIES	86,250	981,728	822,580	60,907
Effect of exchange rate changes on cash	1,949	228	(2,368)	(130)
Net change in cash and cash equivalents	64,510	(3,566)	43,590	9,791
Cash and cash equivalents, beginning of period	40,024	43,590	—	42
Cash and cash equivalents, end of period	$104,534	$40,024	$43,590	$9,833
SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$54,676	$77,437	$25,379	$—
Income taxes paid	$28,086	$66,264	$—	$—

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate adjusted EBITDA as net income (loss) before (earnings) loss from discontinued operations, net interest expense, depreciation and amortization, income tax benefit (expense), and before loss on sale of property, plant and equipment, impairment and exit charges, transaction costs and inventory step-up impacting margins, loss on divestitures, non-cash compensation and certain other income and expenses, such as the change in the tax receivable agreement liability. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted net income and adjusted EBITDA should not be considered as alternatives to consolidated net income, and in the case of our segment results, adjusted EBITDA should not be considered an alternative to EBITDA, which the CODM reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, aadjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the tax necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net income (loss) to adjusted EBITDA
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	unaudited	unaudited
Net income (loss)	$43,158	$(48,727)	$(2,060)	$(7,606)
(Earnings) loss from discontinued operations, net	—	3,585	—	(3,484)
Interest expense	13,206	51,163	59,408	125,048
Depreciation and amortization	28,196	28,585	115,659	93,503
Income tax benefit	(15,224)	(23,106)	(40,672)	(51,692)
EBITDA[1]	69,336	11,500	132,335	155,769
Loss on sale of property, plant & equipment, net[2]	358	20,097	2,107	21,274
Impairment and exit charges[3]	216	1,640	13,220	2,218
Transaction costs[4]	1,452	5,993	7,743	25,221
Inventory step-up impacting margin[5]	282	2,563	2,433	15,078
Loss on divestitures[6]	672	—	32,278	234
Non-cash compensation[7]	1,008	—	3,696	—
Change in tax receivable agreement liability[8]	(45,440)	—	(46,180)	—
Other (gains) expenses[9]	360	835	(117)	(1,841)
Adjusted EBITDA	$28,244	$42,628	$147,515	$217,953
Adjusted EBITDA margin	7.8%	12.0%	9.3%	16.0%
Gross profit	56,438	60,359	253,108	280,454
Gross profit margin	15.6%	17.0%	16.0%	20.6%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[3]	Impairment of goodwill and long-lived assets and other exit and disposal costs.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]
Loss on divestiture of U.S. concrete and steel pressure pipe business, and results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

[8]	Adjustments to the estimated value of the tax receivable agreement due primarily to the December 2017 Tax Cuts and Jobs Act.

[9]
Other (gains) losses, such as gain on insurance proceeds related to the destruction of property and results of operations of our disposed roof tile business and other disposed sites for the periods presented.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

For the three months ended December 31, 2017:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$30,786	$16,706	$21,844	$69,336

Loss on sale of property, plant & equipment, net[2]	19	339	—	358
Impairment and exit charges[3]	—	216	—	216
Transaction costs[4]	—	—	1,452	1,452
Inventory step-up impacting margin[5]	282	—	—	282
Loss on divestitures[6]	—	672	—	672
Non-cash compensation[7]	257	34	717	1,008
Change in tax receivable agreement liability[8]	—	—	(45,440)	(45,440)
Other (gains) expenses[9]	29	—	331	360
Adjusted EBITDA	$31,373	$17,967	$(21,096)	$28,244

Net sales	$204,610	$156,556	$3	$361,169
Gross profit	$35,418	$21,993	$(973)	$56,438

For the three months ended December 31, 2016:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$11,738	$18,390	$(18,628)	$11,500

(Gain) loss on sale of property, plant & equipment, net[2]	15,300	5,644	(847)	20,097
Impairment and exit charges[3]	(18)	1,618	40	1,640
Transaction costs[4]	—	(176)	6,169	5,993
Inventory step-up impacting margin[5]	2,563	—	—	2,563
Other (gains) expenses[9]	—	(587)	1,422	835
Adjusted EBITDA	$29,583	$24,889	$(11,844)	$42,628

Net sales	$176,837	$177,287	$(13)	$354,111
Gross profit	$31,117	$29,953	$(711)	$60,359

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

For the year ended December 31, 2017:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$129,618	$47,587	$(44,870)	$132,335

Loss on sale of property, plant & equipment, net[2]	15	2,092	—	2,107
Impairment and exit charges[3]	(14)	12,395	839	13,220
Transaction costs[4]	—	—	7,743	7,743
Inventory step-up impacting margin[5]	2,433	—	—	2,433
Loss on divestitures[6]	—	32,278	—	32,278
Non-cash compensation[7]	711	379	2,606	3,696
Change in tax receivable agreement liability[8]	—	—	(46,180)	(46,180)
Other (gains) expenses[9]	29	(942)	796	(117)
Adjusted EBITDA	$132,792	$93,789	$(79,066)	$147,515

Net sales	$834,810	$745,555	$48	$1,580,413
Gross profit	$147,741	$108,320	$(2,953)	$253,108

For the year ended December 31, 2016:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$138,274	$98,641	$(81,146)	$155,769

Loss on sale of property, plant & equipment, net[2]	15,547	5,727	—	21,274
Impairment and exit charges[3]	227	1,945	46	2,218
Transaction costs[4]	—	359	24,862	25,221
Inventory step-up impacting margin[5]	4,441	10,637	—	15,078
Loss on divestitures[6]	234	—	—	234
Other (gains) expenses[9]	—	(3,263)	1,422	(1,841)
Adjusted EBITDA	$158,723	$114,046	$(54,816)	$217,953

Net sales	$728,872	$632,573	$2,517	$1,363,962
Gross profit	$162,442	$120,564	$(2,552)	$280,454

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[3]	Impairment of goodwill and long-lived assets and other exit and disposal costs.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]
Loss on divestiture of U.S. concrete and steel pressure pipe business, and results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

[8]	Adjustments to the estimated value of the tax receivable agreement due primarily to the December 2017 Tax Cuts and Jobs Act.

[9]
Other (gains) losses, such as gain on insurance proceeds related to the destruction of property and results of operations of our disposed roof tile business and other disposed sites for the periods presented.

FORTERRA, INC.
Reconciliation of Net Income to Adjusted EBITDA Guidance for Q1 2018
(in millions)

	Q1 2018 Adjusted EBITDA Guidance
	Low	High
Net Loss	$(31)	$(28)
Interest expense	16	16
Income tax benefit	(7)	(6)
Depreciation and amortization	30	30
Adjusted EBITDA	$8	$12

Source: Forterra, Inc.

Company Contact Information:
David J. Lawrence
Vice President of Treasury and Investor Relations
469-299-9113
IR@forterrabp.com